Exhibit (a)(7)
GREENWICH STREET SERIES FUND
AMENDMENT NO. 6
TO
THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT
     AMENDMENT NO. 6 to the First Amended and Restated Master Trust Agreement dated as of October 14, 1998 (the “Agreement”) of Greenwich Street Series Fund (the “Trust”), made as of the 29th day of April 2004.
WITNESSETH:
     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and
     WHEREAS, on April 14, 2004, a majority of the Trustees voted to change the name of the Salomon Brothers Variable Emerging Growth Fund to the Salomon Brothers Variable Aggressive Growth Fund.
     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 6 to the Agreement; and
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. The first paragraph of Article IV, Section IV.2 of the Agreement is hereby amended to read in pertinent part as follows:
Section IV.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and Classes, the Trustees hereby establish and designate the following Sub-Trusts and Classes thereof: the Salomon Brothers Variable Money Market Fund; the Intermediate High Grade Bond Portfolio; the Diversified Strategic Income Portfolio; the Equity Index Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable Growth & Income Fund (which shall consist of 2 classes designated as Class I and Class II Shares); the Appreciation Portfolio; the Fundamental Value Portfolio; the Salomon Brothers Variable Aggressive Growth Fund (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable International Equity Fund (which shall consist of 2 classes designated as Class I and Class II Shares); and Salomon Brothers Variable All Cap Value Fund (which shall consist of 2 classes designated as Class I and Class II Shares). The Shares of such Sub-Trusts and Classes thereof and any Shares of any further Sub-Trusts or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or Class at the time of establishing and designating the same) have the following relative rights and preferences:

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

GREENWICH STREET SERIES FUND
By:
	Name:	Michael Kocur
	Title:	Assistant Secretary